Exhibit 99.1
For Immediate Release

A.P. Pharma Receives Nasdaq Notice of Non-Compliance; Company to Request Hearing

REDWOOD CITY, Calif. – July 20, 2009 – A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced that, on July 17, it received notice from the Listing Qualifications Staff of The Nasdaq Stock Market  (Nasdaq) indicating that it has not regained compliance with Nasdaq Marketplace Rule 5450(b)(1)(A), the minimum stockholders’ equity requirement.  As a result, the Company’s securities would be subject to delisting from The Nasdaq Stock Market, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel (Panel).  A.P. Pharma intends to request a hearing before the Panel at which it will present its plan for regaining compliance with all applicable listing requirements.  The hearing request will result in the Company’s shares remaining listed on The Nasdaq Global Market at least until such time as the Panel renders its decision following the hearing.

There can be no assurance that the Panel will grant the Company’s request for continued listing on The Nasdaq Stock Market.  In the event that the Panel determines to delist the Company’s securities from Nasdaq, the Company’s common stock may be eligible for trading on the OTC Bulletin Board or the “Pink Sheets.”

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology.  The Company’s primary focus is on its lead product candidate, APF530, which has completed a pivotal Phase 3 clinical trial for the prevention of CINV.  The NDA for APF530 was submitted in May 2009 and the FDA set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010.  The Company has additional clinical- and preclinical-stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems.  For further information, please visit the Company's web site at www.appharma.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Contacts
Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564